EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-105706 and 333-034092 of The Hartford Financial Services Group, Inc. on Form S-8 of our report dated June 25, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Plan’s change in its method of accounting for fully benefit-responsive investment contracts to conform to FASB Staff Position AAGINV-1 and SOP94-4-1: Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans) appearing in this Annual Report on Form 11-K of The Hartford Investment and Savings Plan for the year ended December 31, 2006.
DELOITTE & TOUCHE LLP
June 25, 2007